================================================================================

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              MARKETWATCH.COM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

MarketWatch Logo

                             MARKETWATCH.COM, INC.
                               825 BATTERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111

May 3, 1999

To Our Stockholders:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of MarketWatch.com, Inc. to be held at the Park Hyatt Hotel, located at 333 Battery Street, San Francisco, California on Friday, May 21, 1999 at 10:00 a.m., Pacific Daylight time.

     The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 1999 Annual Meeting of Stockholders and Proxy Statement.

     It is important that you use this opportunity to take part in the affairs of MarketWatch.com, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

     We look forward to seeing you at our 1999 Annual Meeting of Stockholders.

                                          Sincerely,
                                      /s/ Lawrence S. Kramer
                                          Lawrence S. Kramer
                                          President and Chief Executive Officer

MarketWatch Logo

                             MARKETWATCH.COM, INC.
                               825 BATTERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                            ------------------------

               NOTICE OF THE 1999 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of MarketWatch.com, Inc. will be held at the Park Hyatt Hotel, located at 333 Battery Street, San Francisco, California on Friday, May 21, 1999 at 10:00 a.m., Pacific Daylight time. The 1999 Annual Meeting of Stockholders is being held for the following purposes:

     1. To elect directors of MarketWatch.com, Inc., each to serve until his successor has been elected and qualified or until his earlier resignation or removal.

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for MarketWatch.com, Inc. for the year ending December 31, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 12, 1999 are entitled to notice of and to vote at the 1999 Annual Meeting of Stockholders or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,
                                          /s/ J. Peter Bardwick
                                          J. Peter Bardwick
                                          Chief Financial Officer and Secretary

San Francisco, California
May 3, 1999

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Proxy Statement for the 1999 Annual Meeting of Stockholders:
  Proposal No. 1 -- Election of Directors...................    2
  Proposal No. 2 -- Ratification of Selection of Independent
     Auditors...............................................    6
  Security Ownership of Certain Beneficial Owners and
     Management.............................................    6
  Executive Compensation....................................    7
  Summary Compensation Table................................    8
  Option Grants in Fiscal 1998..............................    8
  Fiscal Year-End Option Values.............................    9
  Compensation Arrangements with Executive Officers.........   11
  Report of the Compensation Committee......................   12
  Stock Price Performance Graph.............................   13
  Certain Relationships and Related Transactions............   13
  Stockholder Proposals for the 2000 Annual Meeting of
     Stockholders...........................................   19
  Section 16(a) Beneficial Ownership Reporting Compliance...   19
  Other Business............................................   19
Communicating with MarketWatch.com..........................   20

MarketWatch Logo

                             MARKETWATCH.COM, INC.
                               825 BATTERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                            ------------------------

                                PROXY STATEMENT
                  FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                                  May 3, 1999

     The accompanying proxy is solicited on behalf of the Board of Directors of MarketWatch.com, Inc., a Delaware corporation, for use at the 1999 Annual Meeting of Stockholders (the "Meeting") to be held at the Park Hyatt Hotel located at 333 Battery Street, San Francisco, California on Friday, May 21, 1999 at 10:00 a.m., Pacific Daylight time. Only holders of record of our common stock at the close of business on April 12, 1999, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date, we had 12,162,500 shares of common stock outstanding and entitled to vote. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees and the proposals set forth in the accompanying Notice of the Meeting and this proxy statement. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about May 3, 1999. An annual report for the year ended December 31, 1998 is enclosed with this proxy statement.

VOTING RIGHTS

     Holders of MarketWatch.com's common stock are entitled to one vote for each share held as of the record date, except that in the election of directors each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected for which such stockholder is eligible to vote. The stockholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. However, no stockholder will be entitled to cumulate votes for a candidate, however, unless that candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate among the Board of Directors' nominees the votes represented by proxies in the proxy holder's sole discretion.

VOTE REQUIRED TO APPROVE THE PROPOSALS

     With respect to Proposal No. 1, nine (9) directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Meeting and voting on the election of directors. Proposal No. 2 requires for approval the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Meeting.

     None of the Proposals are conditional upon the approval of any of the other Proposals by the stockholders.

VOTES NEEDED FOR A QUORUM, EFFECT OF ABSTENTIONS

     A majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present and voting at the Meeting and will have the same effect as votes against Proposal No. 2.

ADJOURNMENT OF MEETING

     In the event that sufficient votes in favor of the Proposals are not received by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.

EXPENSES OF SOLICITING PROXIES

     MarketWatch.com will pay the expenses of soliciting proxies to be voted at the Meeting. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

REVOCABILITY OF PROXIES

     Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

     - a written instrument delivered to MarketWatch.com stating that the proxy is revoked;

     - a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting; or

     - attendance at the Meeting and voting in person.

Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     MarketWatch.com's Bylaws currently authorize no fewer than one director and provide for seven initial directors. Thereafter, the number shall be fixed from time to time by resolution of the Board of Directors. The Board of Directors has resolved that MarketWatch.com have nine directors. MarketWatch.com's Board of Directors, or the Board, is currently comprised of nine directors. Directors are elected by the stockholders at each annual meeting of stockholders or until their successors are duly elected and qualified.

     Shares represented by the accompanying proxy will be voted "for" the election of the nine nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote in the election of directors. The nine nominees for election of directors who receive the greatest number of votes cast for the election of directors at the meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes.

     Six of the initial current directors were appointed pursuant to the provisions of the Stockholders' Agreement described in "Certain Relationships and Related Transactions." Each of Data Broadcasting Corporation, or DBC, and CBS Broadcasting Inc., or CBS, has the right to designate for election to the
Board:

     - three candidates, so long as it holds at least 30% of our outstanding voting securities;

     - two candidates, so long as it holds at least 20% but less than 30% of our outstanding voting securities; or

     - one candidate, so long as it holds at least 1% but less than 20% of our outstanding voting securities.

     So long as the Amended and Restated License Agreement described in "Certain Relationships and Related Transactions" remains in effect, CBS will also have the right to nominate at least one candidate to our Board of Directors, regardless of the number of our voting securities held by it. If the size of the Board is increased, CBS and DBC will each have the right to nominate a number of candidates to the Board based upon the percentage of our outstanding voting securities then held by them, rounded up to the nearest whole number. In addition, each of CBS and DBC will be obligated to vote the voting securities held by it for the other party's designated candidates.

DIRECTORS/NOMINEES

     The names of the nominees for election to the Board of Directors at the Meeting, and certain information about them, are included below.

Larry S. Kramer..............  48   President, Chief Executive Officer and Director
James A. DePalma(2)..........  48   Director
Alan J. Hirschfield(1).......  63   Director
Allan R. Tessler.............  62   Director
Mark F. Imperiale(2).........  48   Director
Andrew Heyward(1)............  48   Director
Michael H. Jordan............  62   Director
Robert H. Lessin.............  44   Director
Daniel Mason.................  47   Director

---------------
Notes: (1) Member of the Compensation Committee

       (2) Member of the Audit Committee

     Mr. Kramer has served as President, Chief Executive Officer and a member of the Board of Directors of MarketWatch.com since October 1997. From February 1994 until October 1997, Mr. Kramer served as Vice President for News and Sports of DBC. In January 1991, Mr. Kramer co-founded DataSport Inc. ("DataSport"), a developer of hand-held sports information monitors, and he served as DataSport's President from its founding until February 1994, when DataSport was acquired by DBC. Prior to founding DataSport, Mr. Kramer spent more than twenty years in journalism, including serving as a financial reporter, Metro Editor and Assistant Managing Editor of the Washington Post, and most recently serving as Executive Editor of the San Francisco Examiner. He has been a recipient of National Press Club, Gerald E. Leob and Associated Press Awards. During Mr. Kramer's tenures at the Washington Post and the San Francisco Examiner, his staffs at each paper won a Pulitzer Prize. Mr. Kramer serves as a member of the Board of Directors of American Information Company, which conducts an auto buying service under the name "Consumers Car Club" through its carclub.com Web site. Mr. Kramer holds a B.S. degree in Journalism from Syracuse University and an M.B.A. degree from the Harvard Business School.

     Mr. DePalma has served as a member of the Board of Directors of MarketWatch.com since December 1998. Mr. DePalma has served as Vice President and General Manager of CBS New Media since March 1999 and Vice President, Finance CBS Television Network since February 1998. From January 1995 until February 1998, he was Vice President, Finance of CBS Corporation. Mr. DePalma spent the prior 10 years as a partner with Coopers & Lybrand specializing in the communications and broadcasting industries. Mr. DePalma holds a B.A. degree in Accounting from Bentley College.

     Mr. Hirschfield has served as a member of the Board of Directors of MarketWatch.com since March 1998 and as Co-Chief Executive Officer and Co-Chairman of the Board of Directors of DBC since June 1992. Prior to joining DBC, Mr. Hirschfield served as Managing Director of Schroder Wertheim & Co., an investment banking firm, and as a consultant to the entertainment and media industry. He formerly served as Chief Executive Officer of Twentieth Century Fox Film Corp. and Columbia Pictures Inc. from 1980 to 1985 and 1973 to 1978, respectively. Mr. Hirschfield currently serves on the Boards of Directors of Cantel Industries, Inc. and Chyron Corporation. Mr. Hirschfield holds a B.A. degree in Finance from the University of Oklahoma and an M.B.A. degree from the Harvard Business School.

     Mr. Tessler has served as a member of the Board of Directors of MarketWatch.com since August 1998 and as Co-Chief Executive Officer and Co-Chairman of the Board of DBC since June 1992. Mr. Tessler also serves as the Chief Executive Officer and Chairman of International Financial Group, Inc., a private merchant bank, Chairman of Enhance Financial Services Group, Inc., a reinsurance and credit enhancement insurance firm and Jackpot Enterprises, Inc., a company that operates gaming machines in major chain stores in Nevada, and as a member of the Boards of Directors of The Limited, Inc., Allis-Chalmers Corporation, and Rhone Capital, LLC, and he is a Trustee of Cornell University. Mr. Tessler holds a B.A. degree and a J.D. degree from Cornell University.

     Mr. Imperiale has served as a member of the Board of Directors of MarketWatch.com since October 1997. Mr. Imperiale was named President, Chief Operating Officer and Chief Financial Officer of DBC in September 1996, having served with that company as Executive Vice President and Chief Financial Officer since July 1994. Mr. Imperiale was formerly Executive Vice President and Chief Financial Officer of Ameriscribe Corporation ("Ameriscribe"), a facilities management company from May 1992 through October 1993, when Ameriscribe was acquired by Pitney Bowes Inc., and where he continued as a consultant through December 1993. Mr. Imperiale spent the prior 10 years in the securities industry, with Prudential Securities, Merrill Lynch, and First Boston Corporation. Mr. Imperiale, a certified public accountant, worked with Arthur Young & Company from 1973 to 1983 in the public accounting field. Mr. Imperiale holds a B.A. degree and an M.B.A. degree from Rutgers University.

     Mr. Heyward has served as a member of the Board of Directors of MarketWatch.com since March 1998. Mr. Heyward has served as President of CBS News since January 1996. From October 1994 until January 1996, he was Executive Producer of "CBS Evening News with Dan Rather" and Vice President of CBS News. From February 1993 until October 1994, Mr. Heyward served as Executive Producer of the CBS News magazine "Eye to Eye With Connie Chung." Prior to that time, he was responsible for developing CBS's "48 Hours" series. Mr. Heyward holds a B.A. in History and Literature from Harvard University.

     Mr. Jordan has served as a member of the Board of Directors of MarketWatch.com since June 1998. Mr. Jordan served as the Chairman and Chief Executive Officer of CBS Corporation from June 1993 through January 1999. Mr. Jordan currently serves on the Boards of Directors of Aetna Inc. and Dell Computer Corporation. Mr. Jordan holds a B.S. degree from Yale University and an M.S. degree from Princeton University. Mr. Jordan retired from CBS Corporation effective January 1, 1999.

     Mr. Lessin has served as a member of the Board of Directors of MarketWatch.com since February 1999. Mr. Lessin has served as Chairman and Co-CEO of Wit Capital Corporation since April 1998. Mr. Lessin served as Vice Chairman of Salomon Smith Barney from June 1993 to March 1998, where he was head of its Investment Banking Division from June 1993 to January 1997. Prior to joining Smith Barney, Mr. Lessin spent 16 years with Morgan Stanley in a number of positions, including Managing Director, Vice Chairman of Morgan Stanley's Investment Banking Operating Committee, and Chairman of their Strategic Planning Committee. Mr. Lessin holds a B.A. degree in Applied Physics and Economics from Harvard College and an M.B.A. degree from Harvard University.

     Mr. Mason has served as a member of the Board of Directors of MarketWatch.com since February 1999. Mr. Mason has served as President of CBS Radio (renamed Infinity Radio Group) since November 1995 and is responsible for the operation of the group's 160 stations. Prior to this, Mr. Mason served as President of Group W Radio, a division of Westinghouse Broadcasting Company, for three years. In 1985, Mr. Mason became Executive Vice President of First Media and in 1988, became President of Cook Inlet Radio Partners, formerly First Media. Mr. Mason holds a B.S. Degree in Broadcasting from Eastern Kentucky University and was named outstanding alumnus in 1995.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board met six times, including telephone conference meetings, and took no actions by written consent during 1998. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board held during the period for which such director was a director and the total number of meetings held by all committees of the Board on which such director served during the period that such director served.

     The Audit Committee has the responsibility to review audited financial statements and accounting practices of MarketWatch.com, and to consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The Audit Committee is currently comprised of Messrs. Imperiale and DePalma. The Compensation Committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the Board regarding such matters. The Compensation Committee is currently comprised of Messrs. Heyward and Hirschfield.

DIRECTOR COMPENSATION

     Directors do not receive any cash fees for their service on the Board or any Board Committees, but are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. In October 1997, MarketWatch.com granted to Mr. Kramer a non-plan option to purchase a membership interest in Marketwatch.Com LLC, MarketWatch.com's predecessor, which represented an option to purchase 200,000 shares of Common Stock, with an exercise price per share of $4.00 upon the reorganization of the Company in conjunction with the Company's Initial Public Offering (the "IPO"). See "Certain Relationships and Related Transactions -- Reorganization Transactions".

     In September 1998, the Board adopted, and the stockholders subsequently approved, the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 50,000 shares of Common Stock for issuance thereunder. Members of the Board who are not our employees or of any affiliated company are eligible to participate in the Directors Plan. Option grants under the Directors Plan are automatic and nondiscretionary. The exercise price of such options is the fair market value of the Common Stock on the date of grant.

     Each eligible director who first became a member of the Board on or after the effective date of the Registration Statement was granted an option to purchase 10,000 shares. At each annual meeting of stockholders, each eligible director will automatically be granted an additional option to purchase 2,000 shares if he or she has served continuously as a member of the Board since the date of such director's initial grant. The options have 10 year terms. They will terminate seven months following the date the director ceases to be a director or a consultant of MarketWatch.com, 12 months if the termination is due to death or disability. All options granted under the Directors Plan will vest as to 33 1/3% of the shares on each anniversary of the option grant date. Additionally, immediately prior to the dissolution, liquidation of MarketWatch.com or a "change in control" transaction, the vesting of the options will accelerate and the options will be exercisable for a period of up to seven months following the transaction. After that time any unexercised options will expire.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the IPO, our Board did not have a compensation committee and all compensation decisions were made by the full Board. Mr. Kramer did not participate in Board deliberations with respect to his compensation. Currently, the Compensation Committee makes all compensation decisions. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
                        EACH OF THE NOMINATED DIRECTORS.

                                 PROPOSAL NO. 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of the Board has the responsibility to recommend to the Board annually, and at other appropriate times, the selection, retention or termination of the Company's independent auditors. The Audit Review Committee has nominated PricewaterhouseCoopers LLP to audit and express an opinion on the Company's financial statements for 1999, and this firm has advised the Company that it is willing to serve. The Board has approved this nomination, and the stockholders are being asked to ratify this selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Meeting will be required to approve the ratification of PricewaterhouseCoopers LLP as MarketWatch.com's independent auditors.

                THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
                OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of MarketWatch.com's common stock as of March 31, 1999 by:

     - each person who is known by MarketWatch.com to own beneficially more than 5% of MarketWatch.com's common stock;

     - each director of MarketWatch.com;

     - each of the Named Executive Officers; and

     - all directors and executive officers of MarketWatch.com as a group.

     The percentage ownership is based on 12,162,500 shares of common stock outstanding at March 31, 1999. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 31, 1999, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                           SHARES BENEFICIALLY
                                                                  OWNED
                                                           --------------------
                NAME OF BENEFICIAL OWNER                    NUMBER      PERCENT
                ------------------------                   ---------    -------
CBS Broadcasting, Inc. ..................................  4,500,000     37.0%
Data Broadcasting Corporation............................  4,500,000     37.0%
Larry S. Kramer(1).......................................     66,686        *
James A. DePalma.........................................         --        *
Alan J. Hirschfield......................................         --        *
Allan R. Tessler.........................................         --        *
Mark F. Imperiale........................................         --        *
Andrew Heyward...........................................         --        *
Michael H. Jordan........................................      5,000        *
Robert H. Lessin.........................................         --        *
Daniel Mason.............................................         --        *
J. Peter Bardwick........................................         --        *
Thom Calandra(2).........................................     25,000        *
Scot McLernon(3).........................................     25,000        *
All directors and executive officers as a group (15
  persons)(4)............................................    163,352      1.3

---------------
 *  Less than 1% of MarketWatch.com's common stock

(1) Represents 66,666 shares subject to options held by Mr. Kramer that are exercisable within 60 days of March 31, 1999 and 20 shares purchased on January 20, 1999 by Mr. Kramer on behalf of his children.

(2) Represents 25,000 shares subject to options held by Mr. Calandra that are exercisable within 60 days of March 31, 1999.

(3) Represents 25,000 shares subject to options held by Mr. McLernon that are exercisable within 60 days of March 31, 1999.

(4) Includes the shares described in footnotes (1)-(3) and 50,000 shares subject to options that are exercisable within 60 days of March 31, 1999 and are held by two additional executive officers.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation actually paid for services rendered to the predecessor business of MarketWatch.com and MarketWatch.com in all capacities during 1997 and 1998, by our Chief Executive Officer and our three most highly compensated executive officers, other than our Chief Executive Officer, who were serving as executive officers at the end of 1998 (collectively, the "Named Executive Officers"). Bonuses accrued in 1998 but paid in 1999 are not included in the table below. No other executive officer of MarketWatch.com met the definition of "most highly compensated officer" for 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                 ANNUAL COMPENSATION                 AWARDS
                                       ---------------------------------------    ------------
                                                                    OTHER          SECURITIES
                              FISCAL                               ANNUAL          UNDERLYING
NAME AND PRINCIPAL POSITION    YEAR    SALARY(1)     BONUS     COMPENSATION(2)     OPTIONS(3)
---------------------------   ------   ---------    -------    ---------------    ------------
Larry S. Kramer.............   1998    $192,500     $25,000        $7,814                --
  President and Chief          1997     167,000      50,000         7,879           200,000
  Executive Officer
J. Peter Bardwick...........   1998     100,000(4)       --         1,042           100,000
  Chief Financial Officer      1997          --          --            --                --
Thom Calandra...............   1998      94,587       7,500         7,295                --
  Editor-in-Chief and Vice     1997      82,503       5,000         7,346            75,000
  President of News
Scot McLernon...............   1998     200,806          --         5,967            75,000
  Vice President of            1997          --          --            --                --
  Advertising Sales

---------------
(1) Michele Chaboudy, who joined MarketWatch.com in May 1998 as Vice President of Marketing, is compensated at an annual salary of $100,000.

(2) Represents health insurance premiums and contributions to the Data Broadcasting Corporation 401(k) Profit Sharing Plan.

(3) All option grants were initially grants of options to purchase membership interests in the LLC. The number in this column gives effect to the conversion of the LLC into a corporation, which occurred immediately prior to the closing of our IPO, as if such transaction had occurred prior to January 1, 1997.

(4) Mr. Bardwick is currently compensated at an annual salary of $200,000. See "Certain Transactions."

                          OPTION GRANTS IN FISCAL 1998

     The following table sets forth certain information regarding stock options granted during 1998 to the Named Executive Officers. All option grants were initially grants of options to purchase membership interests in the LLC. The numbers in this table give effect to the Reorganization which occurred immediately prior to the closing of our IPO as if such transaction had occurred prior to January 1, 1998.

                                      INDIVIDUAL GRANTS(1)
                       --------------------------------------------------
                                     PERCENT OF                               POTENTIAL REALIZABLE VALUE AT
                       NUMBER OF    TOTAL OPTIONS                                ASSUMED ANNUAL RATES OF
                       SECURITIES    GRANTED TO     EXERCISE                     STOCK PRICE APPRECIATION
                       UNDERLYING   EMPLOYEES IN     PRICE                         FOR OPTION TERMS(2)
                        OPTIONS        FISCAL         PER      EXPIRATION   ----------------------------------
        NAME           GRANTED(#)    YEAR(%)(3)     SHARE(4)      DATE          0%          5%          10%
        ----           ----------   -------------   --------   ----------   ----------   ---------   ---------
Larry S. Kramer......        --           --            --            --            --          --          --
J. Peter Bardwick....   100,000         23.3          4.00      7/8/2008    $1,000,000   1,880,452   3,231,239
Thom Calandra........        --           --            --            --            --          --          --
Scot McLernon........    75,000         17.5          8.00      1/7/2008            --     377,336     956,245

---------------
(1) Options granted in 1998 were granted outside of any plan. These options become exercisable with respect to 33 1/3% of the shares subject to such option on each anniversary of the grant date. These options have a term of ten years. See "-- Employee Benefit Plans" for a description of the material terms of these options.

(2) Potential realizable value is based on the assumption that the Common Stock of MarketWatch.com appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by

     - multiplying the number of shares of Common Stock subject to a given option by the exercise price, or in the case of the 0% column for Mr. Bardwick, by $14.00, the fair market value on the date of his grant, as determined by the Board of Directors;

     - assuming that the aggregate stock value derived from that calculation compounds at the annual 0%, 5% or 10% rate shown in the table for the entire ten-year term of the option; and

     - subtracting from that result the aggregate option exercise price.

(3) MarketWatch.com granted options to purchase an aggregate of 429,500 shares of Common Stock to all employees during 1998.

(4) Options were generally granted at an exercise price equal to the fair market value of our Common Stock, as determined by the management committee of the LLC. In determining the fair market value of the Common Stock on each grant date, the management committee considered, among other things, the value of assets contributed to MarketWatch.com from DBC, MarketWatch.com's absolute and relative levels of revenues and other operating results, the state of MarketWatch.com's Web site development, increases in operating expenses, the absence of a public trading market for MarketWatch.com's securities, the intensely competitive nature of MarketWatch.com's market and the appreciation of stock values of a number of generally comparable Internet companies. See "-- Director Compensation," "-- Compensation Arrangements with Executive Officers" and "-- Employee Benefit Plans" for a description of the material terms of these options.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth for the Named Executive Officers, the number and year-end value of exercisable and unexercisable options for the year ended December 31, 1998. All option grants were initially grants of options to purchase membership interests in Marketwatch.Com LLC. The numbers in this table give effect to the Reorganization which occurred immediately prior to the closing of our IPO as if such transaction had occurred during 1997.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                       OPTIONS                        OPTIONS AT
                                               AT DECEMBER 31, 1998(1)           DECEMBER 31, 1998(2)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Larry S. Kramer............................    66,666          133,334        $866,658       $1,733,342
J. Peter Bardwick..........................        --          100,000              --        1,300,000
Thom Calandra..............................    25,000           50,000         325,000          650,000
Scot McLernon..............................        --           75,000              --          675,000

---------------
(1) Options shown are subject to vesting as described in footnote (1) to the option grant table above. See "-- Employee Benefit Plans" for a description of the material terms of these options.

(2) Based on an assumed fair market value of the Company's Common Stock as of December 31, 1998 of $17.00 per share less the exercise price.

     No options were exercised during 1998 by the Named Executive Officers of MarketWatch.com. No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 1998 to the Named Executive Officers of MarketWatch.com. MarketWatch.com does not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service with the Named Executive Officers of MarketWatch.com.

EMPLOYEE BENEFIT PLANS

     Since October 1997, MarketWatch.com had issued options to purchase membership interests in the LLC. In connection with the Reorganization, outstanding options were assumed by MarketWatch.com and represented the right to purchase shares of Common Stock rather than membership interests of the LLC. Each such option was converted into an option to purchase Common Stock based upon a ratio of 1,000 shares of Common Stock for each 0.01% membership interest. The options to purchase LLC membership interests outstanding on December 31, 1998 were converted into options to purchase 863,500 shares of Common Stock and they would have a weighted average exercise price of $6.25 per share (assuming the Reorganization occurred as of such date). These options will be subject to terms substantially similar to those described below with respect to options to be granted under the 1998 Equity Incentive Plan described below. Shares covered by any outstanding option that expires unexercised become available again for grant under the 1998 Equity Incentive Plan described below.

     1998 Equity Incentive Plan. In September 1998, the Board adopted, subject to stockholder approval, the 1998 Equity Incentive Plan. The total number of shares of Common Stock reserved for issuance thereunder is 1,450,000 less the number of shares of Common Stock subject to non-plan options outstanding on the date of our IPO, for a total number of shares reserved of 586,500 immediately after the IPO. All of the non-plan options to purchase LLC membership interests outstanding on December 31, 1998 were converted into options to purchase 863,500 shares of Common Stock. The plan became effective on the date of our IPO. Shares will again be available for issuance under the plan that:

     - are subject to issuance upon exercise of an option granted prior to adoption of the plan or under the plan that cease to be subject to such option for any reason other than exercise of such option;

     - have been issued pursuant to the exercise of an option granted under the plan with respect to which our right of repurchase has not lapsed and are subsequently repurchased by us;

     - are subject to an award granted under the plan that are forfeited or are repurchased by us; or

     - are subject to stock bonuses granted under the plan that otherwise terminate without shares being issued.

     This plan will terminate in September 2008, unless sooner terminated in accordance with the terms of the plan.

     The plan authorizes the award of options, restricted stock awards and stock bonuses. No person can receive more than 400,000 shares in any calendar year pursuant to awards under the plan. However, new employees can receive up to 500,000 shares in the calendar year in which such employee commences employment. The plan is administered by the Compensation Committee . The committee has the authority to interpret the plan and any agreement made thereunder, grant awards and make all other determinations to administer the plan.

     The plan provides for the grant of both incentive stock options, or ISOs, that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options or NQSOs. ISOs may be granted only to our employees or employees of a parent or subsidiary. NQSOs and all other awards other than ISOs may be granted to our employees, directors and other third parties who render services to us or any parent or subsidiary that are not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of ISOs must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair market value of the Common Stock on the date of grant. Options granted under the plan have a maximum term of 10 years. Awards granted under the plan may not be transferred other than by will or by the laws of descent and distribution. They generally must also be exercised during the lifetime of the optionee only by the optionee.

     Options granted under the plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. Options will generally terminate immediately upon termination for cause. If MarketWatch.com is dissolved or liquidated or has a "change in control" transaction, outstanding awards may be assumed or substituted by the successor corporation, if any. If a successor corporation does not assume or substitute the awards, the Compensation Committee may accelerate the vesting of the awards prior to the effectiveness of the transaction.

               COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS

     In October 1997, we granted Mr. Kramer an option to purchase 200,000 shares of Common Stock at an exercise price of $4.00 per share. This option vests as to one-third of the shares subject to the option on each anniversary of its date of grant. We also entered into an employment agreement with Mr. Kramer effective July 1, 1998. Mr. Kramer's employment agreement provides for a base salary of $210,000 from the effective date through June 30, 1999, $225,000 through June 30, 2000, and $240,000 through June 30, 2001. Mr. Kramer is also eligible to receive an annual bonus of up to 50% of his annual base salary. The employment agreement has a term of three years.

     In July 1998, Mr. Bardwick was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $4.00 per share. This option vests as to one-third of the shares subject to the option on each anniversary of Mr. Bardwick's employment start date. We also entered into an employment agreement with Mr. Bardwick effective July 1, 1998. Mr. Bardwick's employment agreement provides for a base salary of $200,000 from the effective date through June 30, 1999, $210,000 through June 30, 2000, and $225,000 through June 30, 2001. Mr.
Bardwick is also eligible to receive an annual bonus of up to 50% of his annual base salary. The employment agreement has a term of three years.

     If Mr. Kramer or Mr. Bardwick's employment is terminated or if he resigns because of a constructive termination, he will be entitled to receive:

     - an amount equal to his then current base salary, payable in twelve monthly installments; and

     - his stock options will vest as to an additional one-third of the shares subject to the option.

     A constructive termination means:

     - a material change of position causing it to be of materially less stature or responsibility;

     - a salary reduction of more than 10%; or

     - relocating his place of employment outside the San Francisco Bay Area.

     If his employment is terminated without cause or if he resigns because of a constructive termination within six months of a change of control, he will be entitled to receive:

     - a lump sum payment in the amount of his current base salary plus his target bonus for the current year; and

     - his options will vest as to an additional one-third of the shares subject to the option.

     A change of control means:

          - the sale of substantially all of our assets to an entity other than CBS or DBC; or

          - any transaction or series of transactions that results in any person other than CBS, DBC or other affiliated entities with us, owning more than 50% of our voting power.

     This lump sum would equal $315,000 based on Mr. Kramer's current base salary and $300,000 based on Mr. Bardwick's current base salary.

     Ms. Chaboudy's employment offer letter of April 23, 1998 provides for an initial annual base salary of $100,000. Ms. Chaboudy was also granted an option to purchase 50,000 shares of Common Stock at an exercise price of $11.00 per share. This option vests as to one-third of the shares subject to the option on each anniversary of Ms. Chaboudy's employment start date.

     Mr. McLernon's employment offer letter dated December 30, 1997 provided for an initial base salary of $95,000. In addition, Mr. McLernon is entitled to receive a commission in 1998 and 1999 in the amount of 3% of our advertising and sponsorship sales and the Company has agreed to reimburse Mr. McLernon's expenses, up to $15,000 per year, for working in San Francisco, California. We agreed to renegotiate his compensation terms at the end of 1999 based on market conditions and our operating projections. Mr. McLernon was also granted an option to purchase 75,000 shares of Common Stock at a purchase price of $8.00. This option vests as to one-third of the shares subject to the option on each anniversary of Mr. McLernon's employment start date.

     Mr. Calandra, our Vice President of News, receives an annual base salary of $100,000 and in October 1997, received a grant of an option to purchase 75,000 shares of Common Stock at a purchase price of $4.00 per share. This option vests as to one-third of the shares subject to the option on each anniversary of its date of grant.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors administers MarketWatch.com's executive compensation program. The current members of the Compensation Committee are Alan J. Hirschfield and Andrew Heyward. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Code. Neither of Mr. Hirschfield nor Mr. Heyward has any interlocking relationships as defined by the SEC.

General Compensation Philosophy

     The role of the Compensation Committee is to set the salaries and other compensation of the executive officers and certain other key employees of MarketWatch.com, and to make grants under, and to administer, the stock option and other employee equity and bonus plans. MarketWatch.com's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables MarketWatch.com to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

     - base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the San Francisco Bay Area that are of comparable size to MarketWatch.com and with which MarketWatch.com competes for executive personnel;

     - annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Compensation Committee; and

     - long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and MarketWatch.com's stockholders.

Executive Compensation

     BASE SALARY. Salaries for executive officers for 1998 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

     ANNUAL INCENTIVE AWARDS. MarketWatch.com has established a management incentive plan. Certain employees, including executive officers, are eligible to participate in this plan. Target bonuses are established based on a percentage of base salary and become payable upon the achievement of specified total company financial goals and personal and team objectives. The Compensation Committee administers this plan with regard to Mr. Kramer and Mr. Bardwick. Mr. Kramer and Mr. Bardwick administer the plan with regard to the other executive officers.

     LONG-TERM INCENTIVE AWARDS. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of MarketWatch.com's stockholders and encourages executive officers to remain in MarketWatch.com's employ. Stock options generally have value for executive officers only if the price of MarketWatch.com's stock increases above the fair market value on the grant date and the officer remains in MarketWatch.com's employ for the period required for the shares to vest.

     MarketWatch.com grants stock options in accordance with the 1998 Equity Incentive Plan. In 1998, stock options were granted to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins MarketWatch.com. The Compensation Committee may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact MarketWatch.com's results, past performance or consistency within the officer's peer group. In 1998, the Compensation Committee considered these factors. At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with MarketWatch.com and to strive to increase the value of MarketWatch.com's common stock, although to date no such subsequent option grants have been made. The stock options generally become exercisable over a three-year period and are granted at a price that is equal to the fair market value of MarketWatch.com's common stock on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Kramer's base salary, target bonus, bonus paid and long-term incentive awards for 1998 were determined by the Compensation Committee in a manner consistent with the factors described above for all executive officers.

INTERNAL REVENUE CODE SECTION 162(M) LIMITATION

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the Compensation Committee believes that non-plan options grants made by the LLC and grants made pursuant to the Equity Incentive Plan meet the requirements that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The Compensation Committee's present intention is to comply with Section 162(m) unless the Compensation Committee feels that required changes would not be in the best interest of MarketWatch.com or its stockholders.

                                          Compensation Committee

                                          Alan J. Hirschfield
                                          Andrew Heyward

                         STOCK PRICE PERFORMANCE GRAPH

     We have not included a stock price performance graph in this document as there was no public market for the Company's common stock as of December 31, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 1998, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which MarketWatch.com was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of the common stock of MarketWatch.com or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest other than (1) the compensation agreements, which are described where required in "Executive Compensation," and (2) the transactions described below.

DBC CONTRIBUTION

     In October 1998, DBC contributed $1 million to the LLC pursuant to the Limited Liability Company Agreement of Marketwatch.Com, LLC, entered into by the LLC, CBS and DBC in October 1997 (the "LLC Agreement").

REORGANIZATION TRANSACTIONS

CONVERSION OF LLC

     On January 13, 1999, MarketWatch.com converted its business form to a corporation in order to have a business organization form that is more typical of other publicly-traded entities in our market. The Reorganization was effected by merging Marketwatch.Com LLC (the "LLC") into MarketWatch.com. In connection with the Reorganization, the LLC Agreement terminated, except for certain covenants that, by their terms, require performance after the termination of such agreement, and each of DBC and CBS received 4,500,000 shares of Common Stock in exchange for their membership interests in the LLC. Additionally, all outstanding options to purchase membership interests in the LLC were converted into options to purchase MarketWatch.com Common Stock.

AMENDED AND RESTATED LICENSE AGREEMENT

     We entered into an Amended and Restated License Agreement with CBS which supersedes and replaces the original license agreement with CBS.

     Original License Agreement. Under the original license agreement, CBS granted to the LLC a non-exclusive license to utilize the CBS marks "CBS(R)" and the CBS "eye" design for use in connection with the operation of the MarketWatch.com site. CBS also granted MarketWatch.com a license to use current CBS Television News content related to business and financial news on the MarketWatch.com site, excluding sponsorships. The LLC paid CBS a royalty based on amounts received for advertising on the CBS.MarketWatch.com site. MarketWatch.com accrued $307,000 in royalties payable under the original license agreement for the fiscal year ended December 31, 1998.

     Reasons for Amending and Restating the License. MarketWatch.com, CBS and DBC agreed to amend the terms of the Original License Agreement because the parties believed its terms would be appropriate only if the LLC remained as a private limited liability company owned equally by CBS and DBC, with no outside investors. As part of the conversion of the LLC to a corporation, the terms of the Original License Agreement were amended to help make the business attractive to outside investors. For example, MarketWatch.com believed that the royalty equal to 30% of advertising revenues requested under the original license agreement could adversely affect gross margins, particularly if MarketWatch.com received a substantial portion of its revenues from non-sponsorship advertising. As part of the agreement to modify the royalty rate, other terms of the relationship with CBS were amended, including extending the term of the license, modifying the amount of the CBS advertising commitment, and the non-competition provisions.

     Term. The term of the Amended Restated License Agreement will expire on October 29, 2005.

     Royalties. Under the Amended and Restated License Agreement, we will pay
CBS:

     During 1998:

     - 8% of Gross Revenues in excess of $1.0 million and up to and including $51.0 million; and

     - 6% of Gross Revenues in excess of $51.0 million.

     During 1999:

     - 8% of Gross Revenues in excess of $500,000 and up to and including $50.5 million; and

     - 6% of Gross Revenues in excess of $50.5 million.

     In subsequent years through October 29, 2005:

     - 8% of Gross Revenues up to and including $50.0 million; and

     - 6% of Gross Revenues in excess of $50.0 million.

     Gross Revenues means gross operating revenues that are derived from an Internet service or Web site that:

     - provides information or services of a financial nature; or

     - uses the CBS trademarks licensed to MarketWatch.com.

     Gross Revenue excludes revenues from DBC, an amount equal to certain commissions paid to sales representatives and an amount equal to certain revenues attributable to an acquired company's results of operations for the 12 months prior to the acquisition.

     Control of Content by CBS. Under the Amended and Restated License Agreement, CBS retained significant editorial control over the use and presentation of CBS television news content and the CBS logo. For example:

     - we must conform to CBS's guidelines for the use of its trademarks;

     - CBS has the right to approve all materials, such as marketing materials, which include any CBS trademarks; and

     - CBS has control over the visual and editorial presentation of its television news content on the CBS.MarketWatch.com Web site.

     As a result of these provisions, CBS will have the ability to prevent us from displaying certain types of content on the CBS.MarketWatch.com Web site and from producing materials, such as marketing materials, which it does not approve. This control by CBS could prevent us from engaging in desired marketing activities or from being perceived as an independent news organization, either of which could adversely affect our brand awareness and brand name.

     Termination if CBS Competitors Acquire Our Securities. CBS will be able to terminate our right to use the CBS name, logo and news content in the event that:

     - a competitor of CBS directly or indirectly beneficially owns 15% or more of our outstanding Common Stock or voting power of MarketWatch.com; or

     - if we issue to a CBS competitor or actively participate in the acquisition by a CBS competitor a number of voting securities, such that after the issuance(s), such CBS competitor beneficially owns 9% or more of our voting securities.

     Notwithstanding the foregoing, the mere acquisition by a CBS competitor of an interest in DBC that causes a DBC Change of Control shall not be deemed to constitute the acquisition of an ownership interest in MarketWatch.com in the absence of other facts demonstrating ownership of an interest in MarketWatch.com.

     Other Grounds for Termination. The Amended and Restated License Agreement will also be subject to termination if we:

     - breach a material term or condition of the Amended and Restated License Agreement;

     - become insolvent or subject to bankruptcy or similar proceedings; or

     - discontinue using the MarketWatch mark and do not establish a substitute mark acceptable to CBS in its sole discretion.

     Non-Competition Provisions. Under the terms of the Amended and Restated License Agreement, CBS is not permitted to license or authorize another to license the use of the CBS logo or name to others in connection with promoting any other Internet Service or Web site in the U.S. that has as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers, which we refer to as a "Business Site." The following activities would not be prohibited:

     - licensing its logo or name to a Web site or Internet service that delivers general news, sports or entertainment, with a financial news segment or portion included;

     - licensing its name or logo to a Web site or Internet service outside the U.S.;

     - licensing its name or logo to Web sites that provide stock price ticker displays on the site;

     - any activity conducted by CBS and/or its affiliates prior to CBS's signing the Amended and Restated License Agreement;

     - any activities of non-CBS owned television and radio station affiliates;

     - any Internet services in which CBS has an interest prior to signing the Amended and Restated License Agreement;

     - any activity of Westwood One, Inc. if such activity does not produce a substantial portion of its revenues from a Business Site; or

     - any transmissions of any signal of any type by and if through CBS's cable television operations.

     As a result, if CBS were to license its name and logo to another Web site or Internet service that delivers general news, sports or entertainment and that also delivers financial news, such other Web site or service could be competitive with our Web site.

     Also, CBS is not prohibited from licensing its news content to, or investing in, another Web site or Internet service, regardless of the theme of that Web site or Internet service.

AMENDED AND RESTATED SERVICES AGREEMENT

     DBC and MarketWatch.com entered into an Amended and Restated Services Agreement which superseded and replaced the original services agreement between DBC and MarketWatch.com.

     Original Services Agreement. Under the original services agreement, DBC provided MarketWatch.com with a variety of support and hosting services. Charges by DBC to the Company for these services were $755,000 in 1998. DBC also agreed to pay MarketWatch.com a per subscriber fee for users of DBC's PC-based and Quotrek subscribers of real-time quotes (the "Subscriber Payment"). Subscriber Payments to us by DBC under the original services agreement were $1,285,000 in 1998. From January 1998 through June 1998, DBC also provided us with office space for our executive offices for a total charge of $50,000. DBC also pays us a fee based upon net revenues from subscriptions to MarketWatch RT and MarketWatch LIVE (the "Real-Time Fees"). Real-Time Fees from DBC amounted to $200,000 in 1998.

     Reasons for Amending the Services Agreement. MarketWatch.com, CBS and DBC agreed to amend the terms of the original Services Agreement to extend the term, provide for agreed upon network performance standards, grant non-exclusive licenses to use DBC's trademark and data feeds and to document other changes in our relationship with DBC which were not previously memorialized so that MarketWatch.com could operate the Web site when it became an independent entity. There were no material changes to the economic terms of the original Services Agreement.

     Services Provided. Under the Amended and Restated Services Agreement, DBC will, upon request:

     - provide us with any employees needed to operate our business;

     - handle billing and collections for our subscription products;

     - provide computer programming and engineering services;

     - provide delayed commodities and stock data feeds as well as certain other data feeds free of charge; and

     - provide communications Web site hosting services pursuant to certain performance standards.

     These services will be provided at DBC's out-of-pocket cost. DBC will also continue to pay MarketWatch.com the Subscriber Payments except with respect to certain of DBC's commercial subscribers. The term of the Amended and Restated Services Agreement will expire on October 29, 2005. However, DBC's Subscriber Payments obligation will expire in October 2002.

     Currently, DBC does not provide similar services to any other third party.

     Non-Competition Provisions. The Amended and Restated Services Agreement does not contain any exclusivity provisions or non-competition provisions. For example, DBC could:

     - provide Web sites hosting services to other Web sites;

     - provide content or data to other Web sites including MarketWatch RT and MarketWatch Live; or

     - sell its services through other Web sites.

  CREDIT AGREEMENT

     MarketWatch.com and DBC entered into a Revolving Credit Agreement (the "Credit Agreement") in order to evidence DBC's loan obligation under the LLC Agreement. Under the Credit Agreement, DBC will be obligated to loan MarketWatch.com up to $5.0 million through October 2000. Borrowings under the Credit Agreement will be unsecured and bear interest at a rate equal to The Chase Manhattan National Bank's prime rate plus two percent per annum and mature on October 29, 2000. MarketWatch.com's previous borrowings from DBC will be included as indebtedness outstanding under the Credit Agreement. As of December 31, 1998, MarketWatch.com had outstanding indebtedness to DBC of $3,946,000. MarketWatch.com repaid this balance in full in January 1999 using proceeds from its IPO.

  STOCKHOLDERS' AGREEMENT

     DBC, CBS and MarketWatch.com entered into a Stockholders' Agreement (the "Stockholders' Agreement").

     CBS Advertising Commitment. The parties agreed to reduce the Advertising Commitment provided for in a contribution agreement entered into by Marketwatch.com LLC, DBC and CBS in October 1997 from a $50 million aggregate rate card amount of advertising and promotion to an aggregate rate card amount of $30 million during the period from October 29, 1997 through October 29, 2002 in return for a reduction in the percentage royalty to be paid to CBS under the Amended and Restated License Agreement. Advertising and promotion can be over CBS owned and operated television and radio stations or on CBS Internet sites, provided that no more than 5% of the total advertising can be on CBS Internet sites. As of December 31, 1998, CBS had delivered $7.1 million rate card amount of advertising and promotion to us. This Advertising Commitment is subject to termination upon termination of the Amended and Restated License Agreement, in which event, CBS shall make a termination payment in the amount of $500,000 per month for each full calendar month remaining from the termination through October 2002.

     Board Members. The Stockholders' Agreement also provides that each of CBS and DBC will be entitled to nominate up to three members to our Board of Directors, so long as it holds at 30%, two, so long as it holds at least 20% but less than 30%, or one, so long as it holds at least 1%, but less than 20% of our outstanding voting securities. So long as the Amended and Restated License Agreement is in effect, CBS shall have the right to appoint at least one member to our Board of Directors, regardless of its percentage ownership of our Common Stock. If the size of the Board of Directors is increased, CBS and DBC will each have the right to nominate a number of candidates to the Board of Directors based upon the percentage of our outstanding voting securities then held by them, rounded up to the nearest whole number.

     Right of First Refusal. Pursuant to the Stockholders' Agreement, each of CBS and DBC will have a right of first refusal in the event that either party desires to sell any securities of the Company held by it to a third party. In addition, each of CBS and DBC will have the right to purchase from us additional shares of our Common Stock, other of our voting securities or securities convertible into or exchangeable for such securities, which we call New Securities, if we propose to issue New Securities. In such a case, they would be able to purchase an amount, subject to certain limitations, necessary to maintain its then current percentage ownership, not to exceed the party's percentage ownership interest immediately after the closing of this offering.

     Non Competition Provisions for DBC. DBC agreed, inter alia, that until October 29, 2005 and subject to certain exceptions:

     - it will not, nor will it authorize or permit another to, sell advertising on any other Web site that has as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock quotations and financial news in the English language to consumers; or

     - it will not use the Internet to sell real-time stock-quotes in "snapshot" form.

     Therefore, DBC would be permitted to:

     - sell advertising on a general news, sports or entertainment Web site with a financial news segment;

     - provide data or content to any other Web site, regardless of its theme so long as it was not selling data and content that was real-time snap-quotes;

     - host any other Web site; or

     - invest in any other Web site so long as it held less than 5% of any stock or less than 10% of the indebtedness of that company.

     Our Non Competition Obligations. In addition, we will agree not, except through DBC, to sell any product or service that offers streaming real-time stock price quotes. This obligation expires on October 29, 2005 or, at such earlier time:

     - as the Amended and Restated Services Agreement has terminated;

     - upon the occurrence of a DBC Change of Control; or

     - at such time as DBC shall hold less than 10% of our then-outstanding voting securities.

OTHER RELATIONSHIPS WITH DBC

     Pursuant to an August 1998 Insertion Order Form, DBC has agreed to purchase approximately $225,000 of advertising from the Company in 1998 and approximately $500,000 of advertising from the Company in each of 1999 and 2000. This commitment may be terminated by DBC on 30 days' notice.

OFFICE LEASE

     Since April 1, 1998, we occupied space in a CBS facility in San Francisco, California. We paid CBS a monthly rent of approximately $6,000 for this space prior to September 1, 1998 for approximately 4,500 square feet. On August 27, 1998, we entered into a lease with CBS with respect to an additional 7,000 square feet of space at the same facility and this lease will expire in March 2003. We are obligated to pay monthly rent of approximately $26,000 in the aggregate through the expiration date. We are also obligated to pay its proportionate share of all electricity, heating, ventilation and air conditioning costs for the leased premises.

     We believe that the terms of each of the transactions described above, taken as a whole, were no less favorable than we could have obtained from unaffiliated third parties. All future transactions with our officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors.

     MarketWatch believes that all of the transactions set forth above were made on terms no less favorable to it than could have been obtained from unaffiliated third parties. All future transactions between MarketWatch and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to MarketWatch than could be obtained from unaffiliated third parties.

       STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     MarketWatch's bylaws establish an advance notice procedure for stockholder proposals not included in MarketWatch's proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by:

     - MarketWatch.com's Board of Directors; or

     - any stockholder entitled to vote who has delivered written notice to the Secretary of MarketWatch.com 60 days or no more than 90 days in advance of May 21, 2000, which notice must contain specified information concerning the nominees and concerning the stockholder proposing the nominations; provided, however, that the foregoing notice requirements does not apply to (A) any stockholder holding at least twenty-five percent (25%) of the outstanding Common Stock of MarketWatch.com or (B) any stockholder that has an agreement with MarketWatch.com for the nomination of a person or persons for election to the Board of Directors (either, an "Exempt Stockholder").

     The only business that will be conducted at an annual meeting of MarketWatch.com stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who, if applicable, has delivered timely written notice to the Secretary of MarketWatch.com 60 days or no more than 90 days prior to May 21, 2000; provided, however, that the foregoing notice requirement shall not apply to an Exempt Stockholder. Any required stockholder's notice must contain specified information concerning any proposed nominee for election or reelection as a director, concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. If a stockholder who has not notified MarketWatch.com of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at the meeting, MarketWatch.com need not present the proposal for a vote at the meeting. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of MarketWatch.com. All notices of proposals by stockholders, whether or not included in MarketWatch.com's proxy materials, should be sent to the Secretary of MarketWatch.com at its principal executive offices.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). These persons are required by SEC regulations to furnish us with copies of all
Section 16(a) forms that they file.

     As we were not a reporting company under the Exchange Act, no forms were required to be filed pursuant to Section 16 or the rules promulgated thereunder by any of the foregoing persons.

                                 OTHER BUSINESS

     The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

                       COMMUNICATING WITH MARKETWATCH.COM

     We have from time-to-time received calls from stockholders inquiring about the available means of communication with MarketWatch.com. We thought that it would be helpful to describe these arrangements which are available for your use.

     - If you would like to receive information about MarketWatch.com, you may use one of these convenient methods:

      1. To have information such as our latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report to Stockholders mailed to you, please call our Investor Relations Department at 415-733-0500.

      2. MarketWatch.com's investor relations page on the Internet is located at www.marketwatch.com.

     - If you would like to write to us, please send your correspondence to the following address:

        MarketWatch.com, Inc.
        Attention: Investor Relations
        825 Battery Street
        San Francisco, CA 94111

     - If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, ChaseMellon Shareholder Services at (800) 356-2017. You may also visit their web site at www.chasemellon.com for step-by-step transfer instructions.

     Of course, as a stockholder, you will continue to automatically receive the Annual Report to Stockholders and Proxy Statement by mail.

                              MarketWatch.com, Inc.
                               825 Battery Street
                         San Francisco, California 94111

                              ---------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Larry S. Kramer and J. Peter Bardwick, as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, $0.01 par value, of MarketWatch.com, Inc. (the "Company") held of record by the undersigned on April 12, 1999, at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held on May 21, 1999, and at any continuations or adjournments thereof.

        This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees and FOR Proposal 2 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Meeting.

      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.

              CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

                                                              SEE REVERSE SIDE

                                                         [X]  Please mark votes
                                                              as in this
                                                              example.

    The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR Proposal 2.

1.  Election of Directors.
    Nominees:
          Larry S. Kramer
          James A. DePalma
          Alan J. Hirschfield
          Allan R. Tessler
          Mark F. Imperiale
          Andrew Heyward
          Michael H. Jordan
          Robert H. Lessin
          Daniel Mason

   [ ] FOR all nominees listed below except as marked. [ ] WITHHOLD AUTHORITY to vote for all nominees.

     To withhold authority to vote for any individual nominee, strike a line through that nominee's name:

2.  Proposal to ratify the appointment of             FOR     AGAINST    ABSTAIN
    PricewaterhouseCoopers LLP as independent         [ ]       [ ]        [ ]
    auditors for the year ending December 31, 1999.

    In accordance with their judgement, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

    This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

     Signature:                                        Date:            ,1999
               ---------------------------------------      ------------
     Signature:                                        Date:            ,1999
               ---------------------------------------      ------------
                               (Reverse Side)

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND
         SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE
                                ENCLOSE ENVELOPE.